UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2006

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California		94566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  Effective May 15, 2006, the Board of Directors (the “Board”) of Lipid Sciences, Inc., a Delaware corporation (the “Company”), elected John E. Crawford to the Board. Mr. Crawford will serve an initial term of one year and be eligible for re-election at the 2007 Annual Meeting of Stockholders. Mr. Crawford was the founding president of Corvas International, Inc., a biopharmaceutical company developing therapeutic agents for the prevention and treatment of major cardiovascular and inflammatory diseases, and held various positions within the company from 1987 to 1999, including that of Chief Financial Officer. From 1997 to 2006, Mr. Crawford held various consulting positions and board memberships with a number of medical device and biopharmaceutical companies. In early 2006, Mr. Crawford joined Conforma Therapeutics Corp. as Chief Financial Officer. Conforma Therapeutics is a privately-held biopharmaceuticals company with three cancer agents in clinical trials.  On May 3, 2006, Conforma Therapeutics announced that it had signed a definitive merger agreement with Biogen Idec, a global leader in creating standards of care in oncology, neurology, and immunology.  Mr. Crawford is currently the Chief Financial and Administrative Officer of Cabrellis Pharmaceuticals Corporation, a venture-funded spinoff of Conforma Therapeutics.  Cabrellis is a specialty pharmaceutical company focused on cancer therapy.  Mr. Crawford will serve as an independent director on the Board, and his previous experience will qualify him as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. His committee assignments will be finalized at the Board meeting to be held on June 1, 2006, following the Company’s Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date:	May 17, 2006	By:	/s/ Sandra Gardiner
		Name:	Sandra Gardiner
		Title:	Chief Financial Officer